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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 3)



                           COMSTOCK RESOURCES, INC.
                  -----------------------------------------
                               (Name of Issuer)




                                 COMMON STOCK
                   -----------------------------------------
                        (Title of Class of Securities)




                                  205768203
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 205768203                SCHEDULE 13G      PAGE  2     OF  4     PAGES
         ---------------------                            -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                            Liberty Life Insurance Company
                                            Federal Tax ID#57-0249218
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

                                     N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        State of South Carolina
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
   NUMBER OF                                             475,000
    SHARES             --------------------------------------------------------
  BENEFICIALLY         (6)     SHARED VOTING POWER
   OWNED BY                                                    0
     EACH              --------------------------------------------------------
   REPORTING           (7)     SOLE DISPOSITIVE POWER
  PERSON WITH                                            475,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         475,000
          ---------------------------------------------------------------------

  (10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                             2.7%
          ---------------------------------------------------------------------

  (12)    TYPE OF REPORTING PERSON*                           IC

          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   2   OF  4    PAGES
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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G
                    Under The Securities Exchange Act of 1934


Item 1(a).    Name of Issuer:

                      Comstock Resources, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                      5005 LBJ Freeway, Suite 1000
                      Dallas,  TX   75244

Item 2(a).    Name of Person Filing:

                      Liberty Life Insurance Company

Item 2(b).    Address of Principal Business Office or, If None, Residence:

                      P. O. Box 789
                      Greenville, South Carolina  29602

Item 2(c).    Citizenship:

                      State of South Carolina

Item 2(d).    Title of class of securities:

                      Common Stock

Item 2(e).    CUSIP Number:

                      205768 20 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), identify type of reporting person:

              Insurance Company as defined in Section 3(a)(19) of the Act

Item 4.       Ownership:

              (a)  Amount Beneficially Owned:                     475,000 shares

              (b)  Percent of Class:                                  2.7%

              (c)  Number of shares as to which
                      such person has:

                (i)  Sole Power to vote or direct the vote        475,000 shares

               (ii)  Shared power to vote or direct the vote           -0-

              (iii)  Sole power to dispose or direct the
                            disposition of                        475,000 shares

               (iv)  Shared power to dispose or direct
                           the disposition of                          -0-




                               Page 3 of 4 Pages.


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Item 5.         Ownership of Five Percent or Less of a Class:

                This statement is being filed to report that the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:

                Not applicable.

Item 8.         Identification and Classification of Members of the Group:

                Not applicable.

Item 9.         Notice of Dissolution of the Group:

                Not applicable.

Item 10.        Certification:


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






February 4, 1997                                /s/ Martha G. Williams
                                          ----------------------------------
                                          Martha G. Williams, Vice President



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